EXHIBIT 16.0

June 8, 2011

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K of Eureka Financial Corp., for the event that occurred on June 1, 2011.  We agree with the statements made therein insofar as they relate to our Firm.

Sincerely,
/s/ ParenteBeard LLC
Pittsburgh, Pennsylvania